Hennessy Advisors, Inc. Announces Quarterly Dividend

NOVATO, Calif., Oct. 31, 2017 /PRNewswire/ -- The Board of Directors of Hennessy Advisors, Inc. (NASDAQ: HNNA) today declared a quarterly dividend of $0.075 per share (or an annualized rate of $0.30 per share). The dividend will be paid on December 8, 2017, to shareholders of record as of November 15, 2017.

"We are pleased to announce our quarterly dividend," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "While we remain steadfast in executing our long-term business plan to search for strategic acquisitions and grow organically, we also continue to demonstrate our commitment to our shareholders through our dividend program," added Mr. Hennessy.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, 800-966-4354; Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061